111 West 40th Street
New York, New York 10018
Telephone:  (212) 391-3915
Facsimile:  (212) 391-2341
E-mail:togorman@glenoit.com

Thomas J. O'Gorman
President and Chief Executive Officer

                              For immediate Release
                              ---------------------
                              Contact:Thomas J. O'Gorman
                              212) 391-3915
                              Ext. 8410

         Glenoit Announces Purchase of American Pacific Enterprises, Inc.
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New York (October 2, 1998) - Glenoit Corporation announced the purchase of
American Pacific Enterprises, Inc. American Pacific is a leading designer, producer, and marketer of innovative fashion forward decorative textile home furnishings. Thomas J. O'Gorman, President and Chief Executive Officer of Glenoit Corporation, stated, "We are delighted to welcome American Pacific to the Glenoit family. We have a high regard for Greg, Jeff, and Steve Block, their management team, and the company they have built. This acquisition represents a further step in our strategy to increase our presence in the Home Furnishings Industry through selected high quality acquisitions. American Pacific's product mix of specialty decorative bedding, handmade quilts, personal/novelty home furnishings, bath, and fashion window coverings will broaden our product line of printed rugs for the home and expand our position with key retailers."

Greg Block, Co-Chief Executive officer of American Pacific, said, "My brothers and I are pleased to have joined Glenoit. The combined companies will have the market presence and financial resources to grow our business more rapidly and better serve our customers."

Glenoit Corporation is a domestic manufacturer and marketer of specialty pile fabrics and a domestic manufacturer of a wide variety of printed kitchen rugs, welcome mats, bath rugs, and children's area rugs.